EXHIBIT 10.12
AMVESCAP PLC
RULES OF THE AMVESCAP INTERNATIONAL
SHARESAVE PLAN

Shareholders Approval 8 May 1997

THE AMVESCAP INTERNATIONAL SHARESAVE PLAN

1.	DEFINITIONS	2

2.	GRANT OF OPTIONS	5

3.	PLAN LIMITS	6

4.	TERMS OF SAVINGS ARRANGEMENTS AND OPTIONS	7

5.	TAKE-OVER AND LIQUIDATION	10

6.	ALTERATIONS OF SHARE CAPITAL	11

7.	ALLOTMENT AND LISTING	12

8.	TERMINATION OF EMPLOYMENT	12

9.	ADMINISTRATION OF THE PLAN	13

10.	TERMINATION OF THE PLAN	33

11.	GENERAL	13

SCHEDULE I — FRANCE		14

SCHEDULE II — JAPAN		16

SCHEDULE III— US		17

SCHEDULE IV — HONG KONG		19

SCHEDULE V — CANADA		20

THE AMVESCAP INTERNATIONAL SHARESAVE PLAN
DEFINITIONS
1.1	In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:
Adoption Date means the date on which the Plan is adopted by the Company in general meeting;
AMVESCAP 1997 Sharesave Scheme means the Inland Revenue approved savings-related share option scheme established by the Company on 8 May 1997;
Associated Company shall have the meaning given to those words by section 187(2) of the Taxes Act;
the Auditors means the auditors for the time being of the Company;
the Board means the Board of Directors for the time being of the Company (or the directors present at a duly convened meeting of such Board) or a duly authorised committee thereof;
the Company means AMVESCAP PLC;
Continuous Service has the same meaning as “continuous employment” in the Employment Rights Act 1996, or such other meaning as the Board may think fit to apply in any particular circumstances;
Control shall have the meaning given to that word by section 840 of the Taxes Act;
the Date of Grant means the date on which an Option is granted;
Dealing Day means any day on which the London Stock Exchange is open for the transaction of business;
Eligible Employee means any employee or director who is eligible to participate in the Plan under the provisions of rule 2.3;
Exercise Price means the price per Share, expressed in sterling, payable on the exercise of an Option as determined under rule 2,5;
Grant Period means the period of 42 days commencing on either of the following:-
(a)	the Adoption Date;

(b)	the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year or other period;

(c)	any day on which the Board resolves that exceptional circumstances exist which justify the grant of Options

Provided that no grant of an Option shall be made at any time which would offend against the Model Code or any rules or statements issued by the Company;
the Group means the Company and such of the Subsidiaries as the Board has resolved be included in the Group for the time being for the purposes of the Plan and Member of the Group shall be construed accordingly;
the Invitation Date means the date on which an invitation to apply for an Option is issued;
London Stock Exchange means The London Stock Exchange Limited;
the Maturity Date means in relation to any Option or application for an Option, such date as is stipulated by the Board in the invitation to apply for the Option or in any explanatory material relating to the Option which shall be not later than 27 months after the Date of Grant;
Maximum Savings Contribution means £250 or such greater amount as the Board shall from time to time determine or (where the Savings Contribution is expressed in a Nominated Currency) the Nominated Currency equivalent thereof where the equivalent amount has been calculated by reference to the rate of exchange determined at the Invitation Date pursuant to rule 2.2 or such other rate as the Board may from time to time determine pursuant to rule 4.6;
Minimum Savings Contribution means £5 (or such other minimum amount as is for the time being permitted under the AMVESCAP 1997 Savings Related Share Option Scheme) or (where the Savings Contribution is expressed in a Nominated Currency) the Nominated Currency equivalent thereof where the equivalent amount has been calculated by reference to the rate of exchange determined at the Invitation Date pursuant to rule 2.2 or such other rate as the Board may from time to time determine pursuant to rule 4.6;
the Model Code means the model code for securities transactions by directors of listed companies issued by the London Stock Exchange;
Monthly Contribution means the monthly sum which shall not be less than the Minimum Savings Contribution nor more than the Maximum Savings Contribution which a Participant has elected to save under his Savings Arrangement which may be expressed either in whole sterling pounds or, at the discretion of the Board, in a Nominated Currency the amount of which is equivalent to an amount of whole sterling pounds where the equivalent amount has been calculated by reference to the rate of exchange determined prior to the Invitation Date pursuant to rule 2.2. or such other rate as the Board may from time to time determine pursuant to rule 4.6;
Nominated Currency means any currency nominated by the Board pursuant to rule 2.2;
Option means a right to acquire Shares granted under the Plan;
Option Holder means any individual who holds a subsisting Option (or, where the context permits, the legal personal representatives of a deceased Option Holder);

Redundancy shall have the meaning given to that word in the Employment Rights Act 1996, or such other meaning as the Board may think fit to apply in relation to any particular cessation of employment;
Rules means the rules of the Plan for the time being amended in accordance with their terms;
Savings Arrangement means such savings arrangement relating to an Option as may be approved by the Board for the purposes of the Plan from time to time;
the Plan means this Plan as amended from time to time;
Shares means fully paid ordinary shares in the capital of the Company which satisfy paragraphs 10 to 14 of Schedule 9 to the Taxes Act;
Sharesave Scheme means a savings-related share option scheme established by the Company;
Specified Age means age 60;
Subsidiary means any subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 over which the Company has Control;
Taxes Act means the Income and Corporation Taxes Act 1988;
1.2	Where the context so permits the singular shall include the plural and vice versa and the masculine shall include the feminine.

1.3	References to any Act shall include any statutory modification, amendment or re-enactment thereof.

GRANT OF OPTIONS
2.1	The Board may, during a Grant Period, but otherwise in its absolute discretion, invite such Eligible Employees as it shall determine to apply for Options at the Exercise Price.

2.2	The Board may nominate a currency other than pounds sterling in which Eligible Employees may elect to save pursuant to rule 4.1, and may determine an exchange rate for pounds sterling and such Nominated Currency which shall be used at the Invitation Date for the purpose of calculating the Nominated Currency equivalent of the Monthly Contribution, the Minimum Savings Contribution and the Maximum Savings Contribution. At any time, there may be more than one currency nominated pursuant to this rule.

2.3	Any employee or director of a company within the Group whose contract of service requires him to work for a company which is a Member of the Group, and has been in Continuous Service with one or more company or companies in the Group for such period (not exceeding five years) prior to the Invitation Date as the Board may determine, is eligible to join the Plan, unless he has given, or been given, notice to terminate his contract of employment.

2.4	Subject to the specific provisions contained in these Rules, the form, manner and timing of invitations to apply for Options, the form of any Savings Arrangement, the Maturity Dates of the Options, and the maximum number of Shares in respect of which invitations are made on any day, shall be at the absolute discretion of the Board.

2.5	The Exercise Price shall be determined by the Board but shall not be less than the higher of:
(a)	in the case of an Option to subscribe for Shares, the nominal value of a Share on the Date of Grant; and

(b)	the Minimum Price.
2.6	For the purposes of rule 2.5(b), the Minimum Price means such amount as is stipulated by the Board at the Invitation Date being an amount not less than 80 per cent of the middle market quotation of a Share, as derived from the Daily Official List of the London Stock Exchange, for the Dealing Day immediately preceding the Invitation Date.

2.7	If an Eligible Employee wishes to apply for an Option he must, within such period (which shall not be less than 14 days nor more than 21 days) after the Invitation Date as is stated in the invitation, deliver to the Company a form of application as prescribed by the Board together with a duly completed and signed application for a Savings Arrangement.

2.8	Following the receipt by the Company of valid applications the Board may, subject to rules 2.8 and 2.9, on a single date which shall not be later than 42 days after the Invitation Date, grant all (but not some of) the Options for which application has been made on that occasion by Eligible Employees (provided that they comply with the conditions of eligibility in rule 2.3 on the Date of Grant) in consideration of such Eligible Employees agreeing to enter into the Savings Arrangements. As soon as practicable thereafter, the Board shall procure the issue of an option certificate to each Eligible Employee who has been granted an Option. No cash payment shall be made for the grant of an Option.

2.9	The Board may, in its sole discretion, treat late applications as valid unless they are received after the Date of Grant.
2.10	If valid applications are received for Options over a number of Shares in excess of that which the Board has determined to make available on a particular occasion, the Board may scale down applications, in such manner as it may consider appropriate, provided that such scaling down shall not affect prospective Option Holders more or less favourably than if such scaling down were made pursuant to the terms of the AMVESCAP 1997 Sharesave Scheme.
PLAN LIMITS
3.1	No individual may be invited to apply for, or may be granted, an Option over such number of Shares that the granting of such Option and the entry into the related Savings Arrangement would result in the infringement of rule 3.2 or 3.3.
3.2	No Eligible Employee may be granted an Option if his monthly contributions under the related Savings Arrangement, when added to the sum of his monthly contributions under any other subsisting Sharesave Scheme, would exceed £250 or such greater amount as is for the time being permitted by the Board under the AMVESCAP 1997 Sharesave Scheme or (at the discretion of the Board) the Nominated Currency equivalent thereof where the equivalent amount has been calculated by reference to the rate of exchange determined at the Invitation Date pursuant to rule 2.2 or such other rate as the Board may from time to time determine pursuant to rule 4.6.

3.3	No Option shall be granted if the result of that grant would be that:
(a)	the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that:
(i)	could be issued on the exercise of any other subsisting share options granted during the preceding ten years under the Plan or any other share option plan established by the Company; or

(ii)	have been issued on the exercise of any share option granted during the preceding ten years under the Plan or any other share option plan established by the Company; or

(iii)	have been issued during the preceding ten years under any profit sharing or other employee share incentive plan (not being a share option plan) established by the Company;
would exceed ten per cent of the ordinary share capital of the Company for the time being in issue; or

(b)	the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that:
(i)	could be issued on the exercise of any other subsisting share options granted during the preceding five years under the Plan or any other share option plan established by the Company; or

(ii)	have been issued on the exercise of any share option granted during the preceding five years under the Plan or any other share option plan established by the Company; or

(iii)	have been issued during the preceding five years under any profit sharing or other employee share incentive Plan (not being a share option plan) established by the Company;
would exceed five per cent of the ordinary share capital of the Company for the time being in issue.
3.4	No Option shall be granted under the Plan more than ten years after the date on which the Plan is approved by the Company.
TERMS OF SAVINGS ARRANGEMENTS AND OPTIONS
4.1	The Monthly Contribution under an Eligible Employee’s Savings Arrangement shall be subject to the limits in rule 3.2 and to the provisions of rule 4.4. An Eligible Employee may elect to save in either whole sterling pounds, or (at the discretion of the Board) in an equivalent amount in a Nominated Currency. The equivalent amount of the Nominated Currency shall be calculated by reference to the rate of exchange fixed at the Invitation Date pursuant to rule 2.2 or such other rate as the Board may determine from time to time pursuant to rule 4.6.

4.2	The Monthly Contribution shall, unless the Board agrees to a different method for collection, be deducted from pay monthly.

4.3	If an Option Holder misses more than six Monthly Contributions under the Savings Arrangement, the Option shall lapse. If an Option Holder withdraws monies from his Savings Arrangement other than with a view to exercise of a related Option, that Option shall lapse.

4.4	If applications are scaled down under rule 2.10 on any occasion, the monthly contributions under the Savings Arrangements which Eligible Employees have specified in their applications shall, where necessary, be scaled down to such sums in whole pounds sterling (or whole units of an equivalent amount in a Nominated Currency, as the case may be where the equivalent amount of the Nominated Currency has been calculated by reference to the exchange rate determined at the Invitation Date pursuant to rule 2.2). The resulting Monthly Contribution shall not be less than the Minimum Savings Contribution.

4.5	The Savings Arrangement shall be personal to the Eligible Employee and, regardless of the terms of the Option, any savings of an Eligible Employee arising under it shall be the property of such Eligible Employee concerned.
4.6	Where the Monthly Contribution is paid in a Nominated Currency and the amount is equivalent to a sterling amount calculated on the basis of the exchange rate determined at the Invitation Date pursuant to rule 2.2 (the Original Sterling Amount) the Board may, on one or more occasions during the course of the Savings Arrangement, alter the exchange rate fixed at the Invitation Date to take account of general currency movements and may permit the Nominated Currency amount of the Monthly Contribution to be altered so that, calculated by reference to such new exchange rate, it is equivalent to the Original Sterling Amount.
4.7	Unless the provisions in rule 2.10 apply, an Option shall be granted to an Eligible Employee over such number of Shares (N) as is calculated according to the following formula and any fraction of a Share shall be rounded down to the nearest whole Share:

N =	MC x Y
EP
Where:
MC represents the Monthly Contribution converted to Sterling which the Eligible Employee has elected to save under his Savings Arrangement;
Y represents such number of months as the Board may determine prior to the relevant Invitation Date (the Option Period);
EP represents the Exercise Price.
4.8
(a)	Save as provided in rules 4.9(b), (d) and (e) and rule 5, an Option may only be exercised on or within 30 days (or such shorter period as the Board may specify) after the Maturity Date relating to it (the Exercise Period).

(b)	An Option shall lapse upon the Option Holder ceasing to be an Eligible Employee except where his so ceasing is by reason of:-
(i)	his retirement on reaching the Specified Age or such other age at which he is bound to retire in accordance with the terms of his employment; or

(ii)	injury, disability or Redundancy or his office or employment either being in a company which ceases to be a Subsidiary or relating to a business or part of a business which is transferred to a person which is neither a Subsidiary nor a Member of the Group in any of which circumstances the Option may be exercised at any time during a period of up to six months from the date on which he so ceases to be a an Eligible Employee notwithstanding that the Maturity Date shall not have occurred PROVIDED that if an Option which has become exercisable by virtue of this rule 4.8(b) has not been exercised prior to or on the Maturity Date the Option will lapse.
(c)	For the purposes of rule 4.9(b) above and rule 5 below (but for no other purpose):-
(i)	an Option Holder shall not be regarded as having ceased to be an Eligible Employee by reason of:-
(aa)	his being or becoming employed by a company which ceases to be or is not a company which participates in the Plan but is nevertheless under the Control of the Company; or
(bb)	his ceasing to be employed full-time but continuing to be employed on a part-time basis; and
(ii)	an Option Holder shall be regarded as ceasing to be an Eligible Employee when he holds no employment with the Company or any company Controlled by the Company.
(d)	In the event of the death of an Option Holder prior to the Maturity Date the Option may be exercised by his personal representatives at any time during a period of up to three months commencing on the date of his death (but not later) and the personal representatives shall be entitled to do so notwithstanding that the Maturity Date has not occurred PROVIDED that if an Option which has become exercisable by virtue of this rule 4.8(d) has not been exercised prior to or on the Maturity Date the Option will lapse.

(e)	An Option Holder who reaches the Specified Age prior to the Maturity Date but continues to hold the office or employment by virtue of which he is eligible to participate in the Plan may exercise the Option within a period of up to six months after the date of his reaching the Specified Age PROVIDED that if an Option which has become exercisable by virtue of this rule 4.8(e) has not been exercised prior to or on the Maturity Date the Option will lapse.

(f)	If an Option becomes exercisable under any provision of the Plan before the Maturity Date it shall be exercisable only over such number of Shares (S) as is calculated according to the following formula and any fraction of a Share shall be rounded down to the nearest whole Share:
Where:
Z represents such whole number of months during the Option Period as the Participant has remained an Eligible Employee;
X represents such number of months in the Option Period;
N represents the total number of Shares over which the Option is granted (subject to any adjustments made pursuant to rule 6).

S =	Z x N
X
(g)	An Option shall lapse immediately after it is first exercised notwithstanding that it shall not have been exercised in respect of the maximum number of Shares over which the Option was granted.
4.9	Every Option granted hereunder shall be personal to the Option Holder and, except to the extent necessary to enable a personal representative to exercise the Option following the death of an Option Holder, neither the Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated.
TAKE-OVER AND LIQUIDATION
5.1	If any person obtains Control of the Company as a result of making:-
(a)	a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the Shares;
then any Option subject to rule 5.4 may below be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.
5.2	If under Section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Option may subject to rule 5.4 below be exercised within six months of the Court sanctioning the compromise or arrangement.
5.3	If any person becomes bound or entitled to acquire Shares in the Company under Sections 428 to 430F of the Companies Act 1985 any Option may subject to rule 5.4 below be exercised at any time when that person remains so bound or entitled.
5.4	If as a result of the events specified in rules 5.1 or 5.2 above a company has obtained Control of the Company, or if a person has become bound or entitled as mentioned in rule 5.3 above, any Option Holder may by agreement with that other company or person (the Acquiring Company) within the Appropriate Period as defined in paragraph 15(2) of Schedule 9 to the Taxes Act release any Option of his in consideration of the grant of a new option (the New Option) which satisfies the following conditions -
(a)	the New Option shall be over shares in the Acquiring Company or another company which satisfies paragraph (b) or (c) of paragraph 10 of Schedule 9 to the Taxes Act in relation to the Acquiring Company and shall satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9 to the Taxes Act;

(b)	the New Option shall be a right to acquire such number of such shares in the Acquiring Company (or such other company) as shall have on the grant of the New Option an aggregate market value equal to the aggregate market value of the Shares subject to the Option immediately before its release;

(c)	the New Option shall have an Exercise Price such that the aggregate price payable on complete exercise equals the aggregate price which would have been payable on complete exercise of the Option; and

(d)	the New Option shall be otherwise identical in terms to the Option and the New Option shall, for all other purposes of this Plan, be treated as having been acquired at the same time as fee Option in consideration of the release of which it is granted. With effect from the release of any Option pursuant to rule 5, rules 6, and 4, this rule 5 and rule 7 of these Rules shall in relation to the new Option be construed as if references therein to the Company were references to the Acquiring Company, or, as the case may be, such other company and all the Rules (other than rules 2 to 4 inclusive) shall in relation to the New Option be construed as if references therein to Shares were references to shares in the Acquiring Company or, as the case may be, such other company in respect of whose shares the New Option is granted.
5.5	If the Company passes a resolution for voluntary winding-up, any Option may be exercised within six months of the passing of the resolution.
5.6	For the purposes of this rule 5 other than rule 5.4 above a person shall be deemed to have obtained Control of a company if he and others acting in concert with him have together obtained Control of it.
5.7	The exercise of an Option pursuant to the preceding provisions of this rule 5 shall be subject to the provisions of rule 4 above.
5.8 Any Option shall lapse if:-
(a)	it shall not have been exercised by the expiry of the earliest of any of the time limits for exercise set out in this rule 5; and

(b)	no agreement for fee release of fee Option shall have been entered into by the expiry of fee first Appropriate Period to commence pursuant to rule 5.4 above.
ALTERATIONS OF SHARE CAPITAL
6.	In the event of any alteration in fee issued share capital of the Company, whether by way of capitalisation of profits or reserves or by way of rights or any consolidation or subdivision or reduction of capital, then the number of Shares subject to any Option and the Exercise Price may be adjusted by the Board in such manner and with effect from such date as the Board may determine to be appropriate (including retrospective adjustments where appropriate) provided always that:-

(a)	no such adjustment shall take effect until it has been referred to the Auditors and the Auditors have certified in writing to the Board that the adjustment is fair and reasonable in their opinion;

(b)	nothing in this rule 6 shall oblige the Board to take any action or incur any net expense to facilitate any such adjustment; and

(c)	in the case of an Option to subscribe for Shares, the Exercise Price shall not be adjusted below the nominal value of a Share.
ALLOTMENT AND LISTING
7.1	Subject to receipt of the appropriate remittance, Shares to be issued pursuant to the exercise of an Option will be allotted not later than thirty days after the exercise of the Option and will rank pari passu in all respects with the Shares in issue on the date of exercise save that they will not rank for any dividend or other distribution paid or made by reference to a record date prior to the date of exercise of the Option. Shares to be transferred pursuant to the exercise of an Option shall be transferred within thirty days after exercise of the Option. In the case of an Option under which Shares are to be transferred, the Company shall receive the Exercise Price as agent for the person holding the Shares which are to be transferred to the Option Holder.
7.2	If the Shares are listed on the London Stock Exchange at the date of allotment of any Shares pursuant to the Plan the Company will apply to the London Stock Exchange for permission for such Shares so allotted to be admitted to the Official List. An application may be postponed at the discretion of the Board until application can be made in respect of such number of Shares as the Board considers appropriate.
TERMINATION OF EMPLOYMENT
8.	The rights and obligations of an Option Holder under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlement.
ADMINISTRATION OF THE PLAN
9.1	The Board may make and vary such regulations (not being inconsistent with the Plan) as it thinks fit for the administration and implementation of the Plan. The Board’s decision on any matter concerning the Plan or its interpretation (other than a matter to be certified by the Auditors) shall be final and binding.
9.2	The Board shall be entitled by resolution to amend all or any of the provisions of the Plan as the Board thinks fit except that no alteration shall be made:-

(a)	to the advantage of Option Holders or Eligible Employees without the prior sanction of an ordinary resolution of the Company in general meeting, except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders in the Plan or for any Member of the Group; or

(b)	to any rights already accrued to any Option Holder which would be to the disadvantage of such Option Holder, without the prior consent of such Option Holder.
9.3	Written notice of any alteration made in accordance with paragraph 9.2 shall be given to all Option Holders affected by such alteration.

9.4	The Company shall keep available sufficient unissued Shares in the capital of the Company (including for this purpose Shares to be issued directly to an Option Holder on the exercise of his Option and Shares to be issued to a person who will in turn transfer such Shares to an Option Holder on the exercise of his Option) to satisfy the exercise in full of all Options for the time being remaining capable of being exercised.

9.5	Option Holders may be sent copies of any document having a material effect on their rights at the same time as such document is sent to holders of Shares.

9.6	The provisions of the Company’s Articles of Association for the time being in force with regard to the service of notices upon members of the Company shall apply mutatis mutandis to any notice to be given by the Company to Option Holders.
TERMINATION OF THE PLAN
10.	The Plan may be terminated at any time by the Board or by the Company in general meeting but in any event shall terminate on the tenth anniversary of the Adoption Date and on such termination no further Options shall be granted, but the subsisting rights of Option Holders shall not be affected by such termination.
GENERAL
11.1	Any Member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 151 of the Companies Act 1985.

11.2	These Rules shall be governed by and construed in accordance with the laws of England.

SCHEDULE I — FRANCE
This Schedule 1 is supplemental to the AMVESCAP International Sharesave Scheme (the “Scheme”) which was established pursuant to a resolution of the Company in a General Meeting on 8 May 1997.
The purpose of this Schedule 1 is to specify, in accordance with articles 208-1 to 208-8-2 of the French Company Law n° 66-537 dated 24 July 1966 as amended (the “Law of 1966”), the terms and conditions under which Options may be granted to Eligible Employees who are French residents for tax purposes.
Words or phrases defined in the Scheme shall bear the same meaning in this Schedule 1 except as otherwise provided. The rules of the Scheme shall be interpreted so as to comply with the Law of 1966 and in particular be modified or varied as set out below. For the purpose of implementation of the Scheme in France, provisions of Schedule 1 shall supersede any provisions of the Scheme:
1.	The definition of “Subsidiary” shall be replaced as follows: “means a company which is under the Control of the Company and a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985 and being a company in which the Company holds, directly or indirectly, at least 10% of the share capital”;

2.	In accordance with article 208-6, paragraph 1 of the Law of 1966, the maximum number of shares which may be the subject of Options granted under the Scheme shall not exceed one third of the issued ordinary share capital of the Company from time to time;

3.	No Option may be granted to any French or foreign Eligible Employee holding shares representing 10% or more of the Company’s issued ordinary share capital;

4.	In accordance with article 208-1, paragraph 4 of the Law of 1966, no Option may be granted during the period of twenty dealing days on the London Stock Exchange immediately following the payment of any cash dividend or any issue of ordinary shares in lieu of the payment of a cash dividend (that is a stock dividend);

5.	Read 3.4 as follows: “The options are granted (i) for a pre-determined period (ii) at a pre-determined price irrespective of the share price at the date of exercise of the option and (iii) may not be withdrawn or altered except for price adjustments as provided under item 9 of Schedule 1. The period during which the Board may grant the options to subscribe (as opposed to options to purchase shares) following the shareholders’ resolution dated 8 May 1997 to set up the present Scheme is of 5 years; no Invitation can be sent after 7 May 2022.”

6.	Upon the death of an Option Holder all Options held by the latter at the date of death shall remain exercisable for a period of six months commencing on the date of his death, by his heirs in accordance with article 208-7 of the Law of 1966.

7.	All shares allotted under the Scheme shall be registered in the share register and share certificates shall be issued to the Option Holder for the shares in respect of which the Option has been exercised;

8.	Add (d) under Rule 6: being understood that the Exercise Price may only be adjusted in accordance with French law upon the occurrence of the events and in a manner provided for under section 208-5 of the Law of 1966 and the related provisions of the Decree of 23 March 1967”;

9.	Add after rule 9.2(b): “9.2(c) and in any case in accordance with the Law of 1966 and any applicable regulation thereto.”;

Add at the end of Rule 11.2 “except where the laws of France are applicable”.

SCHEDULE II — JAPAN
This Schedule II is supplemental to the AMVESCAP International Sharesave Plan (the Plan) which was established pursuant to a resolution of the Company in General Meeting on 8 May 1997.
This Schedule II sets out the rules of the Plan, in its application to any Option granted or to be granted to a person who is resident for tax purposes in Japan and words or phrases defined in the Plan shall bear the same meaning in this Schedule II. The said rules shall be the Rules as modified or varied as set out below:
The Rule shall be amended by the addition of Rule 12 as follows:-
12.	Notwithstanding any other provisions in the Rules, if the aggregate amount of the issue or sale price of the Shares issuable or deliverable to residents in Japan under the Plan, any other similar Plan of the Company or otherwise within the previous two years, would be the equivalent of ¥500 million (or any other threshold from time to time determined by the Board (the Threshold)) or more, the Board may in its sole discretion determine that only Options over Shares having an aggregate issue or sale price less than the Threshold may be exercisable during the Exercise Period.

Any unexercised portions of such Options shall be exercisable for a period of six months, on a date after the expiry of the Exercise Period when the aggregate amount of the issue or sale price of the Shares issuable or deliverable to residents in Japan under the Plan, any other similar Plan of the Company or otherwise within the previous two years would be less than the Threshold.

Any reduction of the number of Shares over which an Option Holder may exercise an option during the Exercise Period shall be made pro-rata (as nearly as may be) to the total number of Shares under Option held by each Option Holder.

SCHEDULE III — US
This Schedule III is supplemental to the AMVESCAP International Sharesave Plan (the Plan) which was established pursuant to a resolution of the Company in General Meeting on 8 May 1997.
This Schedule III sets out the rules of the Plan in its application to any right granted to a person who is resident for tax purposes in the US and words or phrases defined in the Plan shall bear the same meaning in this Schedule III except as otherwise provided. The said rules shall be the Rules as modified or varied as set out below:
1. The Definition of Eligible Employee shall be replaced with:-
“Eligible Employees means each individual who is employed by a company in the Group and resides in the United States eligible to participate in the Plan if such employee:
(a)	has completed such period of employment with one or more companies included in the Group (not exceeding two years) prior to the Invitation Date as the Board may determine; and

(b)	does not own (and will not own immediately after any Option is granted to such employee under the Plan), within the meaning of section 423(b)(3) and 425(d) of the Internal Revenue Code of 1986, as amended (the Code), stock possessing five per cent or more of the total combined voting power or value of all classes of stock of the Company or of any other corporation included in the Group, unless he had given, or been given, notice to terminate his contract of employment either before the Invitation Date or the Date of Grant”.
2.	Rule 2.6 shall be replaced with the following:

2.6	For the purposes of rule 2.5(b), the Minimum Price means such amount as is stipulated by the Board at the Invitation Date being an amount not less than 85 per cent of the middle market quotation of a Share, as derived from the Daily Official List of the London Stock Exchange, for the Dealing Day immediately preceding the Invitation Date.

3.	Rule 3 shall be amended by the addition of Rule 3.5 as follows:

3.5	“No Eligible Employee shall be permitted to purchase Shares under the Plan and any other share purchase plan of any member of the Group intended to comply with the requirements of section 423 of the Code, to the extent that the aggregate fair market value of such Shares subject to outstanding Options in any calendar year that have been granted under the Plan and any such other plan exceeds $25,000. For the purposes of this rule 3.5, the fair market value of a Share shall be determined as of the Date of Grant of the related Option on the basis of the middle market quotation of a Share, as derived from the Daily Official List of the London Stock Exchange, for the Dealing Day immediately preceding the Invitation Date”.

4.	Rule 4.8 shall be amended so that an Option Holder ceasing to be an Eligible Employee for one of the reasons specified shall only have a maximum of 3 months from the date he ceases to be an Eligible Employee to exercise an Option, by substituting the word “three” for the word “six” in line 12 which commences with the words “in any of which circumstances”.

SCHEDULE IV — HONG KONG
This Schedule IV is supplemental to the AMVESCAP International Sharesave Plan (the Plan) which was established pursuant to a resolution of the Company in General Meeting on 8 May 1997.
This Schedule IV sets out the rules of the Plan in its application to any right granted to a person who is resident for tax purposes in Hong Kong and words or phrases defined in the Plan shall bear the same meaning in this Schedule IV except as otherwise provided. The said rules shall be the Rules as modified or varied as set out below:
The definition of “Subsidiary” shall be replaced with:
Subsidiary means a company which is under the Control of the Company and is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985 and is deemed to be related to the Company by virtue of Section 4 of the Securities Ordinance (Cap. 333 of the Laws of Hong Kong).

SCHEDULE V - CANADA
This Schedule V is supplemental to the AMVESCAP International Sharesave Scheme (the “Scheme”) which was established pursuant to a resolution of the Company in General Meeting on 8 May 1997.
This Schedule V sets out the rules of the Scheme in its application to any right granted to a person who is resident in Canada and words or phrases defined in the Scheme shall bear the same meaning in this Schedule V except as otherwise provided. The said rules shall be the Rules as modified or varied as set out below:
The following provision is added to the end of Rule 3.3(b):

“;or	(c)	the aggregate number of Shares that could be issued on the exercise of that Option plus any other Shares held by residents of any province or territory in Canada would exceed 10% of the outstanding Shares and the number of residents of any province or territory in Canada holding Shares would exceed 10% of the total number of Shareholders.”